Exhibit 3.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CELSION CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2006, AT 10:56 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2006, AT 5 O’CLOCK P.M.

	[SEAL]	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

3230100 8100 060185065		AUTHENTICATION: 4550383 DATE: 02-27-06

State of Delaware Secretary of State Division of Corporations Delivered 10:56 AM 02/27/2006 FILED 10:56 AM 02/27/2006 SRV 060185065 - 3230100 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does, by Lawrence S. Olanoff, M.D., its President, hereby certify that:

1. The name of the Corporation is Celsion Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 17, 2000. A Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on August 17, 2000. Certificates of Designation designating Series A, Series B and Series C Preferred Stock were filed with the Secretary of State of the State of Delaware on August 17, 2000, May 29, 2002 and August 20, 2002, respectively, and Certificate, of Amendment were so filed on June 5, 2001, November 8, 2002 and May 25, 2004.

2. Pursuant to Sections 141(b) and 242 of the General Corporation Law of the State of Delaware, at a regular meeting duly convened and held on February 22, 2005, the Board of Directors of the Corporation found that the following proposed amendment of the Certificate of Incorporation of the Corporation was advisable and directed that such proposed amendment be submitted for consideration and action thereon by the stockholders of the Corporation as an annual meeting of stockholders called pursuant to notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware:

The first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation, as amended, shall be deleted in its entity and the following two paragraphs shall be substituted therefor:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred fifty million one hundred thousand (250,100,000) shares, consisting of (i) two hundred fifty million (250,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) one hundred thousand (100,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series.

At the time that this Certificate of Amendment becomes effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each fifteen (15) shares of the Corporation’s Common Stock then issued and outstanding (the “Old Common Stock” shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common Stock of the Corporation; provided, however, than the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay cash consideration to the holder of any such fractional share in accordance with the next succeeding sentence and, provided further, that neither the number of shares of Common Stock authorized pursuant to the first sentence of this Article Fourth nor the par value of such shares shall be altered. As contemplated by the preceding sentence, a holder who otherwise would be entitled to receive a fraction of a share of Common Stock shall, in lieu thereof, receive the fair market value thereof, determined by multiplying the number of shares of Old Common Stock resulting in such fraction by the average of the closing sales prices of the Old Common Stock as reported by the The American Stock Exchange on the five (5) trading days prior to the date on which this Certificate of

Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock ( then outstanding shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock outstanding after the Effective Time into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of Common Stock to which such holder may be entitled pursuant to this Article Fourth.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote on the matter voted in favor of, approved and adopted, the foregoing proposed amendment of the Certificate of Incorporation of the Corporation, as amended, at an annual meeting of stockholders duly convened and held on May 19,2005.

4. The foregoing amendment of the Certificate of Incorporation of the Corporation, as amended, was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall become effective at 5.00 p.m. Eastern Time on February 27th, 2006.

The Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its President and attested to by its Secretary, who declare, affirm, acknowledge and certify, under the penalties of perjury, that this is their free set and deed and that the facts stated herein are true as of the 20th day of February, 2006.

ATTEST		CELSION CORPORATION, a Delaware corporation

By:	/s/ Anthony P. Deasey	By:	/s/ Lawrence S. Olanoff
	Anthony P. Deasey Secretary		Lawrence S. Olanoff, M.D, President